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Exhibit 21

Subsidiaries of Republic Bancorp, Inc.*

Name of Subsidiary	State in Which Organized
Republic Bank & Trust Company	Kentucky
Republic Capital Trust	Delaware
Republic Bank & Trust Company of Indiana	Indiana

Subsidiaries of Republic Bank & Trust Company*
Republic Financial Services d/b/a Refunds Now Inc	Kentucky

*
Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 2001.

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  Exhibit 21